Exhibit 23.1

11th Floor PricewaterhouseCoopers Center 2 Corporate Avenue 202 Hu Bin Road, Luwan District Shanghai 200021, PRC Telephone +86 (21) 2323 8888 Facsimile +86 (21) 2323 8800 pwccn.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Tudou Holdings Limited of our report dated April 29, 2011, except for Note 3(a) and Note 18 as to which the dates are July 9, 2011 and July 21, 2011, respectively relating to the financial statements of Tudou Holdings Limited, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Zhong Tian CPAs Limited Company

PricewaterhouseCoopers Zhong Tian CPAs Limited Company

Shanghai, the People’s Republic of China

August 3, 2011